BAYFIRST FINANCIAL CORP.
AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

General Terms
Introduction
All holders of record of Shares are eligible to participate in the Plan. Beneficial owners of Shares whose shares are registered in names other than their own name may participate by requesting their broker or nominee to transfer their Shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s Shares to such person. Beneficial owners whose Shares are registered in names other than their own (for example, in the name of a broker, bank, or other nominee) and who wish to participate in the optional cash purchase feature of the Plan must become owners of record of at least one Share. The Plan is administered by the Agent.
Purpose
The Plan has been established for the purposes of offering Participants: (i) a convenient method to reinvest cash dividends on Shares; and (ii) an option to purchase additional Shares, both as described below. All such Shares are purchased directly from the Company, or on the open market, by the Agent, which acts as agent for Participants under the Plan.
Defined Terms
Where used in the Plan, the following terms shall have the following meanings, respectively:
“Agent” means Continental Stock Transfer & Trust Company, or such other stock transfer agent as may be appointed by the Board of Directors of the Company from time to time.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day on which the Agent’s principal offices in New York, NY are generally open for the transaction of commercial business but does not, in any event, include a Saturday, Sunday, or any day that is a statutory or municipal holiday in New York, NY.
“Close of Business” means 5:00 p.m. (Eastern time) on a Business Day.
“Company” means BayFirst Financial Corp.
“Dividend Payment Date” means the date determined by the Board of Directors on which a cash dividend is to be paid to Shareholders as of the Dividend Record Date.
“Dividend Record Date” means the record date determined by the Board of Directors in respect of which holders of Shares will be entitled to receive a cash dividend.
“Eligible Shares” means Shares held by Participants.

“Optional Additional Purchases” means a Participant’s purchase for cash of Shares pursuant to the Plan.
“Participant” means a Shareholder who has elected, in accordance with the terms hereof, to participate in the Plan.
“Plan” means the BayFirst Financial Corp. Dividend Reinvestment and Stock Purchase Plan.
“Plan Enrollment Form” means the authorization form required to participate in this Plan to be made available to each Participant by the Agent.
“Purchase Price” means the per Share price at which Shares are acquired pursuant to the Plan.
“Securities Act” means the Securities Act of 1933, as amended.
“Share” means a share of Company common stock.
“Shareholder” means a holder of a Share.
Features
Under the Plan, a Participant may purchase Shares with the cash dividends paid on the Eligible Shares which are registered in the name of the Participant or held in a Participant’s account maintained pursuant to the Plan.
A Participant may also make Optional Additional Purchases on each Dividend Payment Date. The maximum purchase price of Optional Additional Purchases a Participant may make in any one calendar quarter is $75,000. The minimum purchase price of Optional Additional Purchases a Participant may make in any one calendar quarter is $250.
Shares shall be acquired by one of two methods. First, the Agent shall purchase Shares on Nasdaq. To the extent sufficient Shares are not acquired by that method, the Company shall issue Shares from the Company’s authorized but unissued Shares. The Purchase Price for Shares acquired on Nasdaq shall be the price actually paid for such Shares. The Purchase Price of Shares issued from the Company’s authorized but unissued Shares shall be the weighted average price paid for Shares on Nasdaq in such transaction. If no Shares are acquired on Nasdaq, the Purchase Price shall be the closing price on Nasdaq on the day immediately preceding the date of issuance No commissions, service charges, or brokerage fees are payable by Participants in connection with the purchase of Shares under the Plan. The Company shall pay all such expenses.
Dividends in respect of whole and fractional Shares (using five decimal places) purchased under the Plan will be credited to a Participant’s account and will be automatically invested as instructed by such Participant under the Plan until such time as the Participant’s participation in the Plan is terminated.
Market Risk
Shares are purchased and sold for the Plan on specified dates or during specified periods. As a result, Participants have no control over the price at which Shares are purchased or sold and Participants may pay a higher purchase price or receive a lower sales price then if a Participant had purchased or sold the Shares outside of the Plan. Participants bear the risk of fluctuations in the price of Shares.
Participation
Participation and Enrollment in the Plan
A Shareholder who is a registered holder of Shares of record may enroll in the Plan at any time by completing a Plan Enrollment Form and returning it to the Agent. A Shareholder who is a beneficial owners of Shares must enroll through their broker, bank, or other nominee.
A registered Shareholder’s completed Plan Enrollment Form must be received by the Agent no later than the Dividend Record Date in order for that cash dividend to be invested under the Plan on the relevant Dividend Payment Date or for an Optional Additional Purchase to be made on that Dividend Payment Date. If the Agent receives the Enrollment Form after such date, the cash dividend will be paid to the Shareholder in the usual manner and participation in this Plan will be initiated for subsequent cash dividends and any funds remitted for an Optional Additional Purchase shall be retained until the next Dividend Payment Date, at which time the Agent shall apply such funds to an Optional Additional Purchase on behalf of such Participant.
Once a Participant is enrolled, the Company will forward to the Agent all of the Participant’s cash dividends on Shares (less any applicable withholdings) and direct the Agent to invest such amounts in Shares for the benefit of the Participant. The Agent will apply such funds received under the Plan to the purchase of additional Shares under the Plan.
A Participant may make Optional Additional Purchases by remitting funds to the Agent no later than three (3) Business Days prior to a Dividend Payment Date, in order for such funds to be invested under the Plan on the relevant Dividend Payment Date.
The minimum amount of an Optional Additional Purchase for any Participant in any calendar quarter is $250 of Shares, determined by dividing such amount by the Purchase Price. The maximum amount of an Optional Additional Purchase for any Participant in any calendar quarter is $75,000 of Shares, as determined by dividing such amount by the Purchase Price.
No interest will be paid to Participants on any funds held for investment under the Plan.
Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan.
Purchase of Shares
On each Dividend Payment Date, the Company shall promptly pay over to the Agent, on behalf of Participants, all cash dividends paid on their Shares (net of applicable withholdings), which shall be used to purchase Shares pursuant to this Plan.
After receiving such funds from the Company, the Agent shall purchase and/or distribute the appropriate number of Shares to each appropriate Participant and the Agent shall hold such Shares in each such Participant’s account with Agent.

Transfer of Participation Rights
The right to participate in the Plan may not be transferred by a Participant.
Termination of Participation and Sales of Shares
A Participant may sell some or all of the Shares held in the Plan by submitting sale instructions in writing to the Administrator either by fax, mail, or scanned email. The Administrator will, within five Business Days of receiving such sale instructions, sell such Shares and deliver the proceeds of such sale, less any brokerage commissions and any other cost of sale. Any full shares and fractional interests in shares may be aggregated and sold with those of other Participants who have submitted a sale instruction; provided, that each sale instruction will be processed no later than five Business Days after the date on which such sale instruction is received by the Administrator. All sale instructions are final when the Administrator receives them; sale instructions cannot be stopped or cancelled. There is a $15.00 fee to process all sale instructions.
Participation in the Plan may be terminated by a Participant at any time by sending written notification of withdrawal to the Agent; provided, a Participant whose participation is through a broker, bank, or other nominee must coordinate such withdrawal through such nominee. Upon termination of participation in the Plan, the Agent shall deliver to the Participant a certificate for whole shares credited to his or her account. In addition, any fraction of a Share held for the account of such Participant will be cancelled in exchange for such cash payment prorated to the last Purchase Price established prior to the date of termination.
If the notice of termination is received by the Close of Business at least five (5) Business Days prior to a Dividend Record Date, termination of the Participant’s Participation in the Plan will be effective in respect of that Dividend Record Date. Otherwise, the termination will be effective in respect of the next succeeding Dividend Record Date. A termination by a Participant will not prevent such Shareholder from Participating in the Plan at a later date.
After termination of participation in the Plan, all subsequent dividends will be paid to the former Participant in cash in the usual manner.
Participation in the Plan will be terminated upon receipt by the Agent of evidence satisfactory to the Agent of the death of a Participant; thereafter all dividends paid in respect of the Shares of the deceased Participant will be paid in cash.
Amendment, Suspension or Termination of the Plan
The Company reserves the right to amend, suspend, or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interest of the Participants.
In the event of suspension or termination of the Plan by the Company, no investment will be made by the Agent on the Dividend Payment Date immediately following the effective date of such suspension or termination. Any dividend subject to the Plan and paid after the effective date of any such suspension or termination will be remitted by the Company to the Participants in cash only, in the usual manner.
The Company may remove the Agent at any time on not less than ninety (90) days prior notice to the Agent, and appoint another Agent.

Similarly, the Agent may resign at any time on not less than ninety (90) days prior notice to the Company and upon delivery to the Company of all property and records held in connection with the Plan.
Rules and Regulations
The Company, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Plan. The Company also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.
Costs
There shall not be any commissions, service charges, or brokerage fees payable by Participants in connection with the issuance of Shares under the Plan. All administrative costs of the Plan shall be borne by the Company.
Recording & Certificates
Reports to Participants
An account will be maintained by the Agent for each Participant with respect to purchases of Shares under the Plan for the account of such Participant. An unaudited statement of account regarding purchases under the Plan will be distributed on a quarterly basis to each Participant who is a registered holder of Shares. These statements of account are a Participant’s continuing record of purchases of Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes. Participants are responsible for calculating and monitoring their own adjusted cost basis in Shares for income tax purposes, as certain averaging rules may apply and such calculations may depend on the cost of other Shares held by a Shareholder. Beneficial owners of Shares who are enrolled in the Plan through a nominee may or may not be provided with such reports or forms from their nominee.
Withdrawals
Shares purchased under the Plan will be held by the Agent for Participants. Certificates for such Shares will not be issued to Participants unless specifically requested by a Participant.
Shares held by the Agent for a Participant may not be pledged, sold or otherwise disposed of by the Participant while so held. A Participant who wishes to effect any such transaction must remove such Shares from the Plan and request that the certificates, or other evidence of ownership, for such Shares be issued in the Participant’s name.
Responsibilities of the Company and the Agent
The Company and the Agent shall not be liable for any act, or any omission to act, in connection with the operation of the Plan including, without limitation, any claims for liability:
• relating to the determination from time to time of the Purchase Price and the times purchases of Shares are made;

• resulting from changes in the market price of Shares or the prices at which Plan transactions are effected, including, but not limited to those occurring between a dividend reinvestment or optional cash purchase or a termination and a sale of Shares held under the Plan
• arising from a decision to participate in the Plan;
• arising in connection with income taxes (together with any applicable interest and/or penalties) payable by Participants in connection with their participation in the Plan; or
• arising out of actions taken as a result of inaccurate or incomplete information or instructions.
Participants should recognize that neither the Company nor the Agent can assure a profit or protection against a loss on the Shares purchased under the Plan.
Compliance with Laws
The operation and implementation of the Plan is subject to compliance with all applicable legal requirements, including obtaining all appropriate regulatory approvals and exemptions from registration and prospectus requirements, and the requirements of any stock exchange on which the Shares are listed. The Company may limit the Shares issuable under the Plan in connection with discretionary exemptive relief relating to the Plan granted by any securities regulatory authority.
Notices
All notices required to be given under the Plan shall be mailed to a Participant at the address shown on the records of the Agent’s or the Participant’s broker, as the case may be.
Notices to the Agent shall be sent to:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Notices to the Company shall be sent to:
BayFirst Financial Corp.
700 Central Avenue
St. Petersburg, Florida 33701
Effective Date of the Plan
The effective date of the Plan is August 31, 2016.
The Plan was amended and restated on December 30, 2021.